SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

COMPUCREDIT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 6, 2007

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Shareholders of CompuCredit Corporation, which will be held at the Atlanta Marriott Perimeter Center Hotel, 246 Perimeter Center Parkway NE, Atlanta, Georgia, on Wednesday, May 9, 2007, commencing at 10:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna

Chief Executive Officer

COMPUCREDIT CORPORATION

245 Perimeter Center Parkway, Suite 600

Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 9, 2007

Notice is hereby given that the Annual Meeting of Shareholders of CompuCredit Corporation, a Georgia corporation, will be held on Wednesday, May 9, 2007, at 10:00 a.m., local time, at the Atlanta Marriott Perimeter Center Hotel, 246 Perimeter Center Parkway NE, Atlanta, Georgia for the following purposes:

1.	To elect nine directors for terms expiring at the 2008 Annual Meeting of Shareholders;

2.	To consider and act upon a proposal to approve material terms of the performance criteria for executive incentive compensation under the 2004 Restricted Stock Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346. The shareholder list also will be available for inspection by any shareholder at the time and place of the Annual Meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani
Secretary

Atlanta, Georgia

April 6, 2007

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

COMPUCREDIT CORPORATION

245 Perimeter Center Parkway, Suite 600

Atlanta, Georgia 30346

(770) 206-6200

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 9, 2007

GENERAL INFORMATION

The Board of Directors of CompuCredit Corporation, a Georgia corporation, is furnishing this Proxy Statement to the holders of its Common Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Atlanta Marriott Perimeter Center Hotel, 246 Perimeter Center Parkway NE, Atlanta, Georgia, at 10:00 a.m., local time, on Wednesday, May 9, 2007, and at any and all adjournments thereof.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of CompuCredit prior to the Annual Meeting or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy card is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted “FOR” the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

CompuCredit will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of CompuCredit, in person or by telephone, e-mail or facsimile transmission. CompuCredit also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 13, 2007. A copy of the 2006 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Voting Rights

CompuCredit’s Common Stock is the only class of voting securities outstanding. The close of business on March 16, 2007 has been fixed as the record date (the “Record Date”) for the determination of our shareholders entitled to notice of, and to vote at, the 2007 Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding 53,781,069 shares of Common Stock, excluding 1,463,411 shares that we loaned to Bear, Stearns & Co. in connection with our issuance of 5.875% Convertible Senior Notes due 2035, which do not have voting rights as of the Record Date. The Company does not have any shares of Preferred Stock outstanding. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders.

Quorum and Voting Requirements

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of votes entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board of Directors, and all nominees are current directors, standing for re-election. The election of directors requires a plurality of the votes cast on Proposal One. Votes that are withheld, abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

With regard to Proposal Two (Approval of Material Terms of the Performance Criteria for Executive Incentive Compensation under the 2004 Restricted Stock Plan), votes may be cast for or against the proposal, or shareholders may abstain from voting on the proposal. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast on the matter. Votes that are withheld, abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal Two.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Action will be taken at the Annual Meeting for the election of nine directors. Each director elected at the Annual Meeting will serve until the 2008 Annual Meeting or until his or her successor is elected and qualified. Proxies can be voted for only nine nominees.

The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of CompuCredit of the nominees for election as directors are set forth below.

Nominees for Director

David G. Hanna, age 42. Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of CompuCredit since its formation in 1996 and has been the Chairman of the Board since the Company’s initial public offering in 1999. Mr. Hanna has been in the consumer credit industry for over 17 years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an investment management firm. Mr. Hanna is the brother of Frank J. Hanna, III, who is a director.

Richard W. Gilbert, age 53. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its formation in 1996, became a director upon consummation of the Company’s initial public offering in 1999, and was named Vice Chairman of the Board in 2000. Mr. Gilbert has over 28 years experience in the consumer credit industry.

Richard R. House, Jr., age 43. Mr. House was named President of CompuCredit in 2000 and became a director in 2002. Mr. House served as Chief Credit Officer from the time he joined CompuCredit in 1997 until being named President. Mr. House has over 20 years experience in the consumer credit industry.

Gregory J. Corona, age 52. Mr. Corona became a director in 2002. Since 2004, Mr. Corona has been the Chairman of Accubuilt, Inc. and since 2001 a member of Paladin General Holdings, LLC, the General Partner of

Paladin Capital Partners Fund, L.P., a private equity firm. Since 1985, Mr. Corona has held a variety of executive positions in industrial and media companies including the Chief Financial Officer and Chief Executive Officer positions. From 1978 to 1984, Mr. Corona held a variety of positions with the Finance Staff of the Ford Motor Company. Mr. Corona has served as a member of several Boards of Directors and Audit Committees and has received the Certificate of Director Education from the National Association of Corporate Directors.

Frank J. Hanna, III, age 45. Mr. Hanna became a director in 1999. Since 1992, Mr. Hanna has served as Chief Executive Officer of HBR Capital, Ltd., an investment management firm. Mr. Hanna is the brother of David G. Hanna, the Chief Executive Officer and Chairman of the Board of CompuCredit.

Deal W. Hudson, Age 57. Dr. Hudson became a director in 2002. Since 2004, Dr. Hudson has been the Executive Director of the Morley Institute, a religious think tank, in Washington, D.C. Between 1995 and 2004, Dr. Hudson was the publisher and editor of the Morley Publishing Group, a religious publishing company.

Mack F. Mattingly, age 76. Senator Mattingly became a director in 1999. Senator Mattingly was elected to the United States Senate from the State of Georgia in 1981, where he served until 1987. Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author.

Nicholas B. Paumgarten, age 61. Mr. Paumgarten became a director in 2001, when he was appointed by the holders of the then outstanding Series A Preferred Stock. He is currently the Chairman of Corsair Capital, an investment fund company. From 1992 until March 15, 2006, Mr. Paumgarten was a Managing Director at J.P. Morgan Chase & Co., a commercial and investment banking firm, where he led a number of divisions, including the Financial Institutions Group, the Mergers & Acquisitions Group for the Americas and the Financial Institutions Group for Emerging Markets. He was also Chairman of J.P. Morgan Corsair II Capital Partners, L.P. until March 15, 2006. Mr. Paumgarten is also a director of The E.W. Scripps Company and Post Properties, Inc.

Thomas G. Rosencrants, age 57. Mr. Rosencrants became a director in 1999. Since 1997, Mr. Rosencrants has been the Chairman and Chief Executive Officer of Greystone Capital Group, LLC, a private equity firm and general partner of Greystone Capital Partners I, L.P. He also serves as a director, Compensation Committee Member and Chairman of the Audit Committee of Cambridge Display Technology, Inc. Mr. Rosencrants is a chartered financial analyst.

The Board of Directors recommends a vote “FOR”

the nominees listed in Proposal One for election to the Board of Directors.

PROPOSAL TWO:

APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE CRITERIA FOR EXECUTIVE INCENTIVE COMPENSATION UNDER THE 2004 RESTRICTED STOCK PLAN

The Company’s shareholders are being asked to approve the material terms of the performance criteria that may apply to incentive compensation granted under the CompuCredit Corporation 2004 Restricted Stock Plan, which we sometimes refer to as the “2004 Plan.” This approval is necessary to preserve the Company’s federal income tax deduction for performance-based compensation paid to certain executive officers under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m) and Material Terms of Performance Criteria

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other highest compensated officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of section 162(m) of the Code. The requirements of section 162(m) of the Code for performance-based compensation include shareholder approval of the material terms of the performance goals under which the compensation is paid. The material terms include (1) the employees eligible to receive compensation upon attainment of a goal, (2) the business criteria on which the goals may be based, and (3) the maximum amount payable to an employee upon attainment of a goal.

Awards under the 2004 Plan may be subject to the satisfaction of one or more performance goals. Any performance goals for awards are determined by the Compensation Committee and are designed to support the business strategy and align executives’ and directors’ interests with shareholder interests. Performance goals are based on one or more of the following business criteria: earnings or earnings per share, total shareholder return, cash return on capitalization, increased revenue, revenue ratios, net income, managed income, stock price, market share, return on equity, return on assets, return on capital, value-added profits, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions and cost ratios.

Achievement of the goals may be measured:

•	individually, alternatively, or in any combination;

•	with respect to the Company, one or more business units, or any combination of the foregoing;

•	on an absolute basis or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and

•

including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), or other applicable accounting rules, or consistent with the Company’s practices for measuring the achievement of performance goals on the date the Compensation Committee establishes the goals.

Overview of the 2004 Restricted Stock Plan

On February 18, 2004, the Board of Directors adopted the 2004 Plan. The Company’s shareholders approved the 2004 Plan on May 5, 2004. The following is a summary of the major provisions of the 2004 Plan.

Purpose.    The purpose of the 2004 Plan is to maximize the long-term success of CompuCredit, to enhance participants’ identification with shareholders’ interests and to attract and retain highly qualified and competent directors, employees, consultants and advisors. The 2004 Plan provides for grants of Common Stock, subject to the restrictions described below, to the Company’s directors, employees, consultants and advisors who have made or are capable of making a substantial contribution to the success of the Company.

Administration.    The 2004 Plan is administered by the Compensation Committee. The Compensation Committee is comprised of not less than two independent and outside members of the Board of Directors who are not employees of the Company. The Compensation Committee has the authority to make grants of restricted stock, impose restrictions on the restricted stock grants and determine those persons who are eligible to receive grants of restricted stock. The Compensation Committee also has the authority to make all other determinations necessary or advisable to administer the 2004 Plan in a proper and effective manner. The decisions and determinations of the Compensation Committee in the administration of the 2004 Plan and on any other matters concerning the 2004 Plan are conclusive and final.

Type of Stock.    The 2004 Plan allows for grants of shares of Common Stock, subject to restrictions placed on the stock. The term “restricted stock” refers to the fact that these shares are subject to various restrictions, such as vesting, imposed by the Compensation Committee in accordance with the 2004 Plan.

Restrictions.    As described below, grants of restricted stock are made pursuant a restricted stock agreement, which, among other things, sets forth the restrictions imposed on the stock by the Compensation Committee. In accordance with the terms of the 2004 Plan, the restrictions will typically involve conditions for vesting (such as the passage of time) and forfeiture events (such as the failure to meet performance goals). The time periods and triggering events are left to the discretion of the Compensation Committee. After the applicable restrictions have lapsed or been satisfied, shares of restricted stock are transferable to the same extent as any other shares of Common Stock.

Voting Rights.    Grantees of restricted stock have all rights of ownership with respect to those shares, including the right to vote the shares and receive any dividends. However, these ownership rights are subject to the restrictions placed on the shares by the Compensation Committee.

Shares Subject to the 2004 Plan.    The Compensation Committee may grant up to 1,200,000 shares of Common Stock as restricted stock pursuant to the 2004 Plan. As of the Record Date, the Compensation Committee had granted 777,978 shares of restricted stock under the 2004 Plan. The number of shares of Common Stock set aside for issuance under the 2004 Plan is subject to adjustments made in the case of (a) any payment of a stock dividend in respect of the restricted stock or the Common Stock, (b) any recapitalization, reclassification, split-up or consolidation of or other change in the restricted stock or the Common Stock, or (c) any exchange of the outstanding shares of restricted stock or Common Stock in connection with a merger, consolidation or other reorganization of or involving the Company or a sale by us of all or a portion of our assets, for a different number or class of shares of stock or other securities of the Company or for shares of stock or other securities of any other corporation. The adjusted number of shares and the adjusted purchase price per share, if any, to be paid as consideration for the shares of restricted stock will be determined by the Compensation Committee. Except as set forth above, our issuance of shares of stock of any class of securities convertible into shares of stock of any class shall not affect any restricted stock granted pursuant to the 2004 Plan. The closing price of our Common Stock on the NASDAQ Global Market on March 16, 2007 was $28.57.

Eligibility.    All members of the Company’s Board of Directors and all of our employees, consultants and advisors that are selected from time to time by the Compensation Committee are eligible to receive awards pursuant to the 2004 Plan. There are nine (9) members of the Board of Directors and approximately 4,000 employees, consultants and advisors of the Company who would potentially be eligible to receive awards under the 2004 Plan, subject to being selected by the Compensation Committee, as described above. The maximum number of shares of restricted stock which may be granted to any one individual is 500,000 shares during any calendar year. In determining which individuals shall receive grants of restricted stock and the number of shares to be granted to a recipient, the Compensation Committee will take into consideration the nature of the services rendered by the recipient, the recipient’s potential contribution to the long term success of the Company and any other factors the Compensation Committee deems relevant.

Term of 2004 Plan.    The 2004 Plan became effective on February 18, 2004, the date of its adoption by the Board of Directors, and the 2004 Plan, but not any outstanding grants, shall terminate on the tenth anniversary of that date, subject to earlier termination by the Board of Directors. The Board of Directors may amend, suspend or terminate the 2004 Plan at any time.

Purchase Price.    Restricted stock may be granted pursuant to the 2004 Plan with no purchase price or may be sold with a purchase price of less than the fair market value of the Common Stock as valued at the time of the grant. The purchase price, if any, for restricted stock granted under the 2004 Plan shall be determined by the Compensation Committee. In no event, however, will the purchase price be less than zero.

Time and Manner of Grants.    No restricted stock shall be granted under the 2004 Plan on or after February 18, 2014, the tenth anniversary of the date on which the 2004 Plan was adopted by the Board of Directors. Grants of restricted stock shall be made by the execution of a restricted stock agreement setting forth the number of shares of restricted stock to be granted, the restrictions to be placed on the shares and any other terms and conditions that the Compensation Committee may set forth.

Nontransferability.    Shares of restricted stock are not transferable prior to vesting other than by will or the laws of descent and distribution, except that restricted stock granted pursuant to the 2004 Plan may be transferred during the lifetime of the participant if the transfer is to the recipient’s immediate family and is approved in advance in writing by the Compensation Committee or the Board of Directors, in their sole discretion. After the applicable restrictions have lapsed or been satisfied, shares of restricted stock are transferable to the same extent as any other shares of Common Stock.

Past and Future Awards

Any future awards under the 2004 Plan will be made at the discretion of the Compensation Committee, as described in Proposal Two. Consequently, we cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the 2004 Plan. Notwithstanding the foregoing, as indicated above, the maximum number of shares of restricted stock which may be granted to any one individual is 500,000 shares during any calendar year. The following table reflects awards granted by the Compensation Committee under the 2004 Plan in 2006.

Name and Position	Dollar Value of Grants(1)	Number of Shares Granted
David G. Hanna, Chief Executive Officer	—	—

J. Paul Whitehead, III, Chief Financial Officer	$500,016	15,020

Richard W. Gilbert, Chief Operating Officer	—	—

Richard R. House, Jr., President(2)	$10,553,266	257,445

Krishnakumar (“K.K.”) Srinivasan, President (Credit Cards)(2)	$733,798	17,867

Executive Group	$11,787,080	290,332

Non-Executive Director Group	$250,035	6,385

Non-Executive Officer Employee Group	$3,785,341	94,399

(1)	The dollar values shown are based on the value of CompuCredit common stock as of the date of grant of each award. This may differ from the current value of such stock, and from the value upon vesting in the future.
(2)	The Company and each of these executives have agreed to make these grants specifically contingent on approval of the performance criteria for performance awards under the 2004 Plan. Because of this contingency, Messrs. House and Srinivasan may be deemed to have a substantial interest in the outcome of Proposal Two.

Equity Compensation Plan Information

We maintain the 1998 Stock Option Plan, the 2000 Stock Option Plan, the 2003 Stock Option Plan (collectively, the “Option Plans”), pursuant to which we may grant options to purchase shares of common stock to eligible persons. We also maintain the 2004 Plan (together with the Option Plans, the “Plans”), pursuant to which we may grant shares of restricted stock to eligible persons. The following table provides information about option awards under the Plans as of the end of 2006.

Plan Category	Number of securities to be issued under Option Plans upon exercise of outstanding options(1)	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under the Plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	1,079,889	$23.96	1,547,921
Equity compensation plans not approved by security holders	—	—	—
Total	1,079,889	$23.96	1,547,921

(1)	Does not include outstanding shares of restricted stock previously awarded under the 2004 Plan.
(2)	Includes 530,814 shares of restricted stock, which were available as of December 31, 2006 for future issuance under the 2004 Plan.

The Board of Directors recommends a vote “FOR”

approval of the material terms of the performance criteria for performance awards under the 2004 Restricted Stock Plan.

EXECUTIVE OFFICERS OF COMPUCREDIT

Our executive officers are elected annually and serve at the pleasure of the Board of Directors. The following sets forth certain information with respect to our executive officers. The biographies of Messrs. Hanna, Gilbert and House are provided above under “Proposal One: Election of Directors.”

David G. Hanna	42	Chief Executive Officer and Chairman of the Board
J.Paul Whitehead, III	45	Chief Financial Officer
Richard W. Gilbert	53	Chief Operating Officer and Vice Chairman of the Board
Richard R. House, Jr.	43	President and Director
Krishnakumar (“K.K.”) Srinivasan	47	President (Credit Cards)

J.Paul Whitehead, III, Chief Financial Officer. Mr. Whitehead became Chief Financial Officer in 2002. Mr. Whitehead has over 24 years of experience in financial, accounting, auditing, and tax-related matters. From 2001 to 2002 and, prior to that, from 1995 to 1999, Mr. Whitehead was a partner with Ernst & Young LLP, an accounting firm. From 1999 to 2001, he served as Chief Financial Officer and Chief Operating Officer of ZapMedia, Inc. During Mr. Whitehead’s approximately 13 year tenure with Ernst & Young, he performed and managed audits of a number of publicly held clients and managed audit and tax consulting teams of up to 25 professionals. At ZapMedia, he was responsible for all financial and administrative affairs of the company, including the establishment and oversight of all accounting, treasury and financial systems and processes, external financial reporting, accounting and information systems design and development of accounting policies and procedures. From April 1991 through July 1995, Mr. Whitehead served as a political appointee to the United States Department of the Treasury. He earned an MS in Taxation from Georgetown University and graduated, magna cum laude, with a BBA in Accounting from the University of Georgia.

Krishnakumar (“K.K.”) Srinivasan, President (Credit Cards). Mr. Srinivasan became President (Credit Cards) in January 2007. Mr. Srinivasan served as Executive Vice President and Chief Credit Officer of CompuCredit from 2004 to January 2007. He was the President and Chief Executive Officer of CreditInfo Support Services India Private Limited, a subsidiary of CompuCredit, from 2003 until 2004. Mr. Srinivasan served as Chief Credit Officer of CompuCredit from February 2001 until December 2003. From 1998 to 2001, he was the founder and Chief Executive Officer of ForeTell, Inc., a credit and internet consulting company.

CORPORATE GOVERNANCE

We have established corporate governance practices designed to serve the best interests of the Company and our shareholders. The Company is in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”). The Company’s current Code of Business Conduct and Ethics and charters for certain committees of the Board of Directors are available on our corporate web site at www.compucredit.com under the heading “Investor Relations.”

Set forth below is information regarding the meetings of the Board of Directors during 2006, a description of the Board’s standing committees and additional highlights of our corporate governance policies and procedures.

Committees and Meetings of the Board of Directors

Board Composition.    The Board of Directors presently consists of nine members elected by holders of the Common Stock. The Board has determined that the following directors, which constitute a majority of the Board (five), are independent in accordance with the Nasdaq and SEC rules governing director independence: Gregory J. Corona, Deal W. Hudson, Mack F. Mattingly, Nicholas B. Paumgarten and Thomas G. Rosencrants.

Meetings of the Board of Directors.    During fiscal year 2006, the Board of Directors met six times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees.    Our Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board of Directors has determined that each director serving on the Audit, Compensation and Nominating and Corporate Governance committees is an independent director.

Audit Committee.    The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Audit Committee operates under a written charter, a copy of which is available on the Company’s web site at www.compucredit.com under the heading “Investor Relations.” Under the charter, the committee’s principal responsibilities include reviewing the Company’s financial statements, reports and releases; reviewing with the independent auditor all critical accounting policies and alternative treatments of financial information under generally accepted accounting principles; appointing, compensating, retaining and overseeing the work of the independent auditor; and monitoring and overseeing the Company’s Code of Business Conduct and Ethics.

The Audit Committee met 14 times during 2006. The current members of the Audit Committee are Thomas G. Rosencrants (Chairman), Gregory J. Corona and Deal W. Hudson. The Board of Directors has determined that Mr. Rosencrants is an “audit committee financial expert,” as that term is defined in SEC rules.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring the Company’s corporate governance policies. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on the Company’s web site at www.compucredit.com under the heading “Investor Relations.” Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and Company practices; and overseeing performance reviews of the Board of Directors as a whole, its committees and the individual directors.

With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process. Instead, in keeping with the prior practice of the Board, the committee and the Company’s senior management have recommended candidates whom they are aware of personally or by reputation.

Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors. Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider. Some of these factors include the candidates’:

•	professional experience, particularly experience that is germane to the Company’s business, such as credit services, legal, human resources, finance, marketing, and regulatory experience;

•	ability to qualify as an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity on the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	availability and the ability to attend meetings in person; and

•	current membership on the Company’s Board of Directors due to the fact that the Board values continuity (but not entrenchment).

The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board of Directors.

The Nominating and Corporate Governance Committee met three times during 2006. The current members of the Nominating and Corporate Governance Committee are Gregory J. Corona (Chairman), Deal W. Hudson, Mack F. Mattingly and Nicholas B. Paumgarten.

Compensation Committee.    The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers and directors. The Compensation Committee does not operate under a written charter. The Compensation Committee met five times during 2006. The current members of the Compensation Committee are Mack F. Mattingly (Chairman), Nicholas B. Paumgarten and Thomas G. Rosencrants. For more information on the Compensation Committee, see ”Compensation Discussion and Analysis.”

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional highlights of the Company’s corporate governance policies and procedures are set forth below:

Code of Ethics.    The Company’s Code of Business Conduct and Ethics (the “Code of Ethics”) applies to all of our directors, executive officers and employees. The Code of Ethics is available on our website at www.compucredit.com under the heading “Investor Relations.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Controller, on our website within four business days following such amendment or waiver.

Executive Sessions of Independent Directors.    The Board of Directors has scheduled regular executive sessions of the Company’s independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The independent directors are responsible for establishing the agenda at executive sessions. The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Committee Authority to Retain Independent Advisors.    Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans.    We do not extend loans to executive officers or directors, and the Company has no such loans outstanding.

Policy for Director Attendance at Annual Meetings.    It is the policy of the Company and the Board of Directors that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts. All of our directors attended the Company’s 2006 Annual Meeting of Shareholders.

Process for Shareholders to Send Communications to the Board.    The Company encourages shareholder communication with the Board of Directors. Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of the Company at our principal executive offices. Any communication should indicate that you are a CompuCredit shareholder and clearly specify whether it is intended to be made to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Shareholders.    The Company welcomes recommendations for director candidates from shareholders. In order to make a recommendation, a shareholder should submit the following information to the Nominating and Corporate Governance Committee of the Board of Directors:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of the Company;

•

the name of the recommending shareholder as it appears in the Company’s books, the number of shares of Common Stock that is owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (if the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•

any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Rohit H. Kirpalani, Secretary at our principal executive offices, who will forward it to the chairperson of the committee. The committee need not necessarily respond to shareholder recommendations.

REPORT OF AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of CompuCredit’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s web site at www.compucredit.com under the heading “Investor Relations.” The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for CompuCredit’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of CompuCredit’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that CompuCredit’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

CompuCredit’s independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CompuCredit’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Thomas G. Rosencrants, Chairman

Gregory J. Corona

Deal W. Hudson

AUDITOR FEES

The Audit Committee has selected BDO Seidman, LLP (“BDO”) independent auditors, to serve as the Company’s principal accounting firm for the fiscal year ending December 31, 2007. The Company first engaged BDO in 2002 on the recommendation of the Audit Committee, and it has served as the Company’s principal accounting firm since that date. A representative of BDO is expected to be present at the 2007 Annual Meeting of Shareholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of the Company’s accounting firm is not a matter required to be submitted to the shareholders.

Audit Fees.    The aggregate fees billed by BDO for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $816,000 for the fiscal year ended December 31, 2006 and $921,300 for the fiscal year ended December 31, 2005. The cost of complying with Section 404 of the Sarbanes-Oxley Act of 2002 contributed significantly to the magnitude of the audit fees in the last two fiscal years.

Audit-Related Fees.    The aggregate fees billed by BDO related to assurance and related services for the performance of the audit or review of the Company’s financial statements totaled $251,374 for the fiscal year ended December 31, 2006 and $249,187 for the fiscal year ended December 31, 2005. These fees were principally related to audit work in connection with our 401(k) defined contribution plan, agreed upon procedures as required by our securitization investors and trustees, accounting guidance and consultation as well as various reimbursable expenses.

Tax Fees.    The aggregate fees billed by BDO for professional services rendered for tax compliance, tax advice or tax planning totaled $1,200 for the fiscal year ended December 31, 2006 and $14,130 for the fiscal year ended December 31, 2005. These fees were principally related to tax compliance services.

All Other Fees.    The aggregate of all other fees for services provided by BDO were $0 for the fiscal year ended December 31, 2006, and $0 for the fiscal year ended December 31, 2005.

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

COMPENSATION DISCUSSION AND ANALYSIS

References in this Proxy Statement to “named executive officers” refer to the Company’s Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer) and three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year. The Company’s named executive officers are David G. Hanna, J.Paul Whitehead, III, Richard W. Gilbert, Richard R. House, Jr. and K.K. Srinivasan.

Compensation Philosophy

The Compensation Committee believes that executive compensation must (i) provide a strong incentive for executives to achieve CompuCredit’s goals, (ii) reward executives with equity interests in CompuCredit and align their interests with shareholder interests to build shareholder value and (iii) attract and retain key executives critical to CompuCredit’s long-term success.

Overview of CompuCredit’s Executive Compensation

Historically, the Company has compensated Messrs. Hanna and Gilbert differently than the other named executive officers. The Compensation Committee believes that the significant stock holdings of Messrs. Hanna and Gilbert serve as the most effective incentive for their individual performance and their commitment to increasing shareholder value. Therefore, in the past, Messrs. Hanna and Gilbert have received relatively nominal annual salaries and have not received equity compensation awards. The Compensation Committee does not have any current plans to change the manner in which Messrs. Hanna and Gilbert are compensated.

For its other named executive officers, Messrs. House, Srinivasan and Whitehead, the Compensation Committee has designed compensation packages that it believes are competitive with other companies in the financial services sector, particularly other credit card companies. Over the past two years, the Compensation Committee has emphasized compensation packages and awards that incentive these executive officers to remain committed to CompuCredit over the long term. Accordingly, the equity compensation included in the recent awards and packages provided to Messrs. House and Srinivasan are significant and vest in whole on the fifth anniversary of the grant date. Awards given to Mr. Whitehead under his compensation package vest on the third anniversary of each grant date.

The Compensation Committee Process

The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, the Company’s overall performance and the Chief Executive Officer’s recommendations. The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek to benchmark the compensation of the Company’s executive officers against compensation paid by other companies to their executives.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	preparing meeting information for Compensation Committee meetings;

•	establishing business performance targets and objectives;

•	providing background information regarding CompuCredit’s strategic objectives; and

•	recommending salary levels and equity awards.

From time to time, the Compensation Committee invites members of management, including Rohit Kirpalani, the Company’s General Counsel, and Messrs. Hanna and Whitehead, to attend all or a portion of its meetings in order to provide information and answer questions.

In the past, the Compensation Committee has authorized Mr. Hanna to negotiate employment agreements with senior executive officers (other than himself). Typically, the negotiated employment agreement is subject to review and approval by the Compensation Committee.

Base Compensation

As discussed above, the Compensation Committee does not believe that increases in the salaries of Messrs. Hanna and Gilbert would further motivate them. Therefore, the annual salaries for Messrs. Hanna and Gilbert have remained the same since 1997.

In determining the annual salary of Messrs. House, Srinivasan and Whitehead, the Compensation Committee considers a number of factors, many of which are subjective. These factors include:

•	the executive officer’s level of equity interest in CompuCredit;

•	the Compensation Committee’s performance evaluation of the executive officer; and

•	the Compensation Committee’s assessment of the executive officer’s value to the organization and any planned change in functional responsibilities of the executive officer.

The annual salaries for the named executive officers are provided below under “Executive and Director Compensation.”

Performance-Based Compensation

Overview

It is the Compensation Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved.

As an officer’s level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company’s performance and stock price appreciation rather than base salary.

Type of Equity Compensation Awards.

Historically, the primary form of equity compensation that CompuCredit awarded consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees that they would receive stock options. In 2004, the Compensation Committee carefully analyzed the relative incentive value of various types of equity awards and concluded that grants of restricted stock generally would be more effective than grants of stock options in aligning the interests of the grantees with those of the Company’s shareholders. This determination reflects the view that, in the current environment, large option grants are necessary to provide the intended incentive, which could dilute the Company’s common shareholders over time. Further, in light of the relatively new accounting rules requiring that stock options be expensed by the issuer, the Compensation Committee felt that a primary reliance on stock options for incentive compensation would be too costly.

Restricted stock grants, on the other hand, award the grantee shares of Common Stock that are subject to restrictions on ownership (as opposed to the right to purchase a share of Common Stock at a later date at a stated price) and, accordingly, use a relatively smaller number of shares to achieve a comparable, and arguably greater, incentive result, lessening the dilutive impact and cost to the Company. Additionally, the Compensation Committee believes that restricted stock awards will ultimately increase the equity ownership of the Company’s executive officers, which is consistent with the committee’s overall compensation philosophy. As a result, since late 2004, the Compensation Committee predominantly has awarded restricted stock, rather than stock options, and expects to do so in most instances in the foreseeable future.

Size of Equity Compensation Awards.

In determining the size of equity compensation awards to each executive officer, the Compensation Committee considers the level of responsibility of the executive officer, the achievement of his or her plan objectives and his or her ability to implement key strategies.

In prior years, the amounts of equity compensation awarded to Messrs. House and Srinivasan were based primarily on the performance of the Company’s credit card line of business. The amounts of Mr. Whitehead’s equity compensation awards have been based primarily on his management of the Company’s accounting and finance departments, including the quality and timeliness of recurring department responsibilities.

Information regarding the amounts of equity compensation that have been awarded to the named executive officers is provided below under “Executive and Director Compensation.”

Cash Bonuses.

The Company does not maintain an annual performance-based cash compensation program for its named executive officers. However, the Compensation Committee may award this type of bonus in the future if it believes that it would be beneficial to the Company.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our named executive officers the following benefits and perquisites:

Medical Insurance.    The Company provides to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other executives of the same level of employment. The Company pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance.    The Company provides each named executive officer such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment.

Defined Contribution Plan.    The Company and its designated affiliates offer a 401(k) Savings/Retirement Plan, a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer a portion of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. The Company makes matching contributions to the 401(k) Plan up to 1.5% of an employee’s annual salary.

Other.    The Company makes available certain other perquisites or fringe benefits to executive officers and other employees, such as professional society dues and food and recreational fees incidental to official company functions, including board meetings. For a discussion of the personal use of charter jet service by our Chief Executive Officer, see “Compensation Discussion and Analysis—Compensation of the Chief Executive Officer” below.

Compensation of the Chief Executive Officer

Consistent with CompuCredit’s compensation philosophy, the Compensation Committee believes that David G. Hanna’s security holdings provide him with a strong incentive to achieve CompuCredit’s goals. Mr. Hanna has received an annual salary of $50,000 since 1997. In light of Mr. Hanna’s nominal annual salary, in 2005 the Compensation Committee authorized the use by Mr. Hanna and his family of charter jet service aircraft, for personal purposes and at the Company’s expense, up to an amount equal in value to $200,000 per year for income tax purposes (which is different from the value shown in the Summary Compensation Table that reflects the incremental cost to the Company). As discussed above, since the Compensation Committee believes that Mr. Hanna’s security holdings adequately motivate him, his compensation currently is not based on CompuCredit’s performance.

Severance Arrangements

We do not have any severance agreements or other arrangements with Messrs. Hanna and Gilbert.

No severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment. However, in the event that Mr. House’s employment is terminated by his death or “disability” or by CompuCredit other than for “cause,” Mr. House’s restricted stock awards will vest immediately.

Pursuant to his employment agreement, if Mr. Whitehead is terminated without “cause” or if Mr. Whitehead terminates his employment for “good reason,” he is entitled to receive the greater of his compensation (i) through January 11, 2009, or (ii) for 12 months from the date of his termination; plus, an amount equal to the largest cash bonus he received since October 16, 2005. In addition, he will become fully vested in all equity awards that he has received and the Company will continue Mr. Whitehead’s medical, disability and life insurance benefits for 24 months from the date of his termination, or until he becomes eligible for such benefits with another employer.

Pursuant to his employment agreement, if Mr. Srinivasan is terminated without “cause” or if Mr. Srinivasan terminates his employment for “good reason,” he is entitled to receive the greater of his compensation (i) through December 31, 2011, or (ii) for 24 months from the date of his termination. In addition, he will become fully vested in all equity awards that he has received and the Company will continue Mr. Srinivasan’s medical, disability and life insurance benefits for 24 months from the date of his termination, or until he becomes eligible for such benefits with another employer.

Change of Control Arrangements

There are no change of control agreements between the Company and any of its named executive officers. However, all unvested equity awards held by named executive officers will vest immediately upon a change of control, except for the restricted stock award granted to Mr. House in May 2006. Upon a change of control, 20% of Mr. House’s May 2006 restricted stock award will vest for each year (or part thereof) that has passed between the date of grant and the date of the change of control.

Policies Regarding Equity Compensation Awards

The Compensation Committee grants the majority of equity compensation awards to employees in February of each year. However, since the timing of grants to named executive officers is often dictated by employment agreements and these grants require additional consideration, grants to named executive officers occur at different intervals throughout the year.

For restricted stock awarded in February, the number of shares of restricted stock granted is determined based on the dollar value of the award divided by the average of the closing prices of our common stock on the NASDAQ Global Market during the prior month of January. In the last two years, Messrs. Srinivasan and House have received restricted stock awards in February. The number of shares of restricted stock awarded at other times of the year is determined based on the dollar value of the award divided by the last quoted price per share of our common stock on the NASDAQ Global Market at the close of business on the date of grant. In the last two years, Messrs. House and Whitehead have received restricted stock awards outside of the month of February. The exercise price for stock options is determined by reference to the last quoted price per share on the NASDAQ Global Market at the close of business on the date of grant.

No Policies Regarding Equity Ownership and Hedging

CompuCredit does not have any equity or other security ownership requirements or guidelines that specify applicable amounts or forms of ownership. The Company does not have any policies regarding hedging the economic risk of equity ownership.

Policies Regarding Tax Deductibility of Compensation

Within its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax-effective for the Company. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.

The non-performance-based compensation paid in cash to the Company’s executive officers for the 2006 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance-based compensation to be paid in cash to the Company’s executive officers for fiscal 2007 will exceed that limit. In addition, the Compensation Committee does not anticipate that non-performance-based compensation to be paid in restricted stock or in stock options to the Company’s executive officers for fiscal 2007 will exceed the $1 million limit per officer. However, the occurrence of certain events, including a change of control of the Company or a significant increase in the value of the Company’s common stock, could cause certain compensation to exceed the limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mack F. Mattingly, Chairman

Nicholas B. Paumgarten

Thomas G. Rosencrants

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our named executive officers. For each executive officer’s existing stock ownership as of a recent date, see “Security Ownership of Certain Beneficial Owners and Management.” Each of the named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of each named executive officer’s employment agreement, see “Executive and Director Compensation—Named Executive Officer Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
David G. Hanna	2006	$50,000	—	—	$736	$1,004,900	(2)	$1,055,636
Chief Executive Officer	2005	50,000	—	—	719	979,732	(2)	1,030,451
and Chairman of the Board	2004	50,000	—	—	750	81,703	(2)	132,453

J.Paul Whitehead III Chief Financial Officer	2006	$413,462	$500,016	—	$3,300	$2,822	(3)	$919,600
	2005	340,000	500,000	—	3,500	—		843,500
	2004	306,667	394,650	—	3,250	—		704,567

Richard W. Gilbert Vice Chairman and Chief Operating Officer	2006	$175,000	—	—	$2,574	—		$177,574
	2005	175,000	—	—	2,625	—		177,625
	2004	175,000	—	—	2,625	—		177,625

Richard R, House, Jr. President	2006	$814,616	$10,553,266	$8,168,432	$3,300	—		$19,539,614
	2005	583,333	335,281	—	3,500	—		922,114
	2004	400,000	—	—	3,250	—		403,250

K.K. Srinivasan President (Credit Cards)	2006	$400,000	$733,798	—	$3,300	—		$1,137,098
	2005	400,000	536,298	—	3,500	—		939,798
	2004	400,000	—	—	2,750	—		402,750

(1)	Reflects the Company’s matching contributions to the CompuCredit 401(k) Plan.
(2)	Reflects the use by Mr. Hanna and members of his family, including Frank J. Hanna, III, of charter jet service aircraft for personal purposes and at the Company’s expense at an incremental cost to the Company, which is calculated based on the total flight costs charged by the charter companies, including cost-per-flight-hour charge specified in the lease agreement, fuel surcharge, catering, international fees and federal excise tax.
(3)	Mr. Whitehead was provided long-term disability insurance by the Company.

The following table sets forth information concerning grants of plan-based awards in 2006. Messrs. Whitehead and Srinivasan have employment agreements that influence or define grants of plan-based awards. For a description of the material terms of these employment agreements, see “Executive and Director Compensation—Named Executive Officer Employment Agreements.”

The awards of restricted stock were made under the Company’s 2004 Restricted Stock Plan. Grantees of restricted stock have all rights of ownership with respect to those shares, including the right to vote the shares and receive any dividends. However, these ownership rights are subject to the restrictions placed on the shares by the Compensation Committee. The grant of restricted stock to Mr. Whitehead will vest in whole on the third anniversary of the grant date. The grant of restricted stock awarded to Mr. House on February 16, 2006 will vest in whole on the second anniversary of the grant date; the award that Mr. House received on May 9, 2006 will vest in whole on the fifth anniversary of the grant date. Mr. Srinivasan’s restricted stock grant will vest in thirds on each of the first three anniversaries of the grant date.

The award of options to Mr. House was made under the Company’s 2003 Stock Option Plan. These stock options become exercisable on the fifth anniversary of the grant date and expire on the seventh anniversary of the grant date.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
		Threshold (#)	Target (#)	Maximum (#)
David G. Hanna	—	—	—	—	—	—
J.Paul Whitehead III	11/3/06	15,020	15,020	15,020	$33.29	$500,016
Richard W. Gilbert	—	—	—	—	—	—
Richard R, House, Jr.	2/16/06	7,445	7,445	7,445	$41.07	$305,766
	5/9/06	750,000	750,000	750,000	$40.99	$18,415,932
K.K. Srinivasan	2/16/06	17,867	17,867	17,867	$41.07	$733,798

The following table sets forth information concerning outstanding equity awards held by our named executive officers as of December 31, 2006.

Outstanding Equity Awards at December 31, 2006

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David G. Hanna	—	—	—	—	—	—
J.Paul Whitehead III	5,000	—	$19.05	10/15/2008	41,882	$1,667,322
Richard W. Gilbert	—	—	—	—	—	—
Richard R, House, Jr.	—	500,000	$40.99	5/9/2013	268,595	$10,692,767
	275,000	—	$5.13	11/12/2007	—	—
K.K. Srinivasan	40,000	—	$6.79	4/10/2007	29,757	$1,184,626

The following table sets forth information concerning stock awards that vested during 2006. No options were exercised in 2006.

Option Exercises and Stock Vested

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David G. Hanna	—	—
J.Paul Whitehead III	—	—
Richard W. Gilbert	—	—
Richard R, House, Jr.	—	—
K.K. Srinivasan	5,945	$237,741

Director Compensation

During fiscal year 2006, we paid our independent directors an annual fee of $25,000 in consideration for service as a director of the Company. In addition, independent directors received a fee of $2,500 for each Board meeting attended (including telephonic attendance) and $1,000 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board of Directors. For more on our independent directors, please see the “Corporate Governance” section of this Proxy Statement. In addition, the Company paid an additional $5,000 to the Chairman of the Audit Committee for service in 2006.

On January 3, 2007, all independent directors received an award of restricted stock with a fair market value of approximately $50,000 as determined on the effective date of the grant. This restricted stock award was for service in fiscal 2006. Each award vests in thirds on each of the first three anniversaries of the effective date of such grant, and is subject to other terms and conditions imposed by the 2004 Restricted Stock Plan and the standard form of award agreement under such plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors or its committees.

For service during 2007, our independent directors will receive a $50,000 annual retainer. The Chairman of the Audit Committee will receive an additional $15,000, and the Chairman of each of the Nominating and Corporate Governance Committee and Compensation Committee will receive an additional $5,000. The fees payable for meeting attendance will remain the same for 2007.

We do not currently provide our non-independent directors with any additional compensation, including grants of stock options, for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

The following table sets forth information concerning the compensation of our directors for the year ended December 31, 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Gregory J. Corona	$55,000	$50,007	$105,007
Frank J. Hanna, III	—	—	—
Deal W. Hudson	$52,500	$50,007	$102,507
Mack F. Mattingly	$50,000	$50,007	$100,007
Nicolas B. Paumgarten	$49,000	$50,007	$99,007
Thomas G. Rosencrants	$62,000	$50,007	$112,007

Named Executive Officer Employment Agreements

We have an employment agreement with each of our named executive officers. Each of these employment agreements has an initial term of three or five years, after which the agreement continues indefinitely until it is terminated by either the Company or the officer.

David G. Hanna.    Pursuant to the employment agreement with David G. Hanna dated March 15, 2001, Mr. Hanna shall serve as Chief Executive Officer of CompuCredit and shall be entitled to receive an annual base salary of $50,000. No severance or other benefits will be paid by CompuCredit to Mr. Hanna upon his termination of employment. The initial three-year term of Mr. Hanna’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either the Company or Mr. Hanna.

J.Paul Whitehead, III.    Pursuant to the amended and restated employment agreement with J.Paul Whitehead, III dated January 12, 2006, Mr. Whitehead shall serve as Chief Financial Officer of CompuCredit. Mr. Whitehead is entitled to receive an annual base salary of $400,000 and an annual restricted stock award. In the event Mr. Whitehead’s employment is terminated due to his death or disability or for “cause” prior to the end of the initial three-year term of the agreement, Mr. Whitehead will be entitled to receive any salary already earned and a prorated bonus. If Mr. Whitehead is terminated without cause or if Mr. Whitehead terminates his employment for “good reason,” he is entitled to receive the greater of his compensation (1) through the initial three-year term or (2) for 12 months from the date of his termination; plus, an amount equal to the largest cash bonus he received prior to his termination. In addition, the Company will continue Mr. Whitehead’s medical, disability and life insurance benefits for 24 months from the date of his termination or until he becomes eligible for such benefits with another employer. No other severance or other benefits will be paid by the Company to Mr. Whitehead upon his termination of employment.

Richard W. Gilbert.    Pursuant to the employment agreement with Richard W. Gilbert dated March 15, 2001, Mr. Gilbert shall serve as Chief Operating Officer of CompuCredit and shall be entitled to receive an annual base salary of $175,000. No severance or other benefits will be paid by CompuCredit to Mr. Gilbert upon his termination of employment. The initial three-year term of Mr. Gilbert’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either the Company or Mr. Gilbert.

Richard R. House, Jr.    Pursuant to the amended and restated employment agreement with Richard R. House, Jr. dated October 11, 2000, Mr. House shall serve as President of CompuCredit. Mr. House is entitled to receive an annual base salary of $400,000, which may be adjusted and is currently $1,000,000, and a performance-based annual bonus. No severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment. The initial three-year term of Mr. House’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either the Company or Mr. House.

K.K. Srinivasan.    Pursuant to the employment agreement with K.K. Srinivasan dated January 3, 2007, Mr. Srinivasan shall serve as President (Credit Cards) of CompuCredit. Mr. Srinivasan is entitled to receive an annual base salary of $700,000 and a performance-based annual bonus. In 2004 the Company also sold to Mr. Srinivasan a warrant to purchase 6.5% of the outstanding common shares of Creditinfo Support Services India Private Limited, a subsidiary of the Company that manages business processing outsourcing services in India. In the event Mr. Srinivasan’s employment is terminated by the Company for other than “cause,” or if he leaves his position for “good reason,” Mr. Srinivasan will be entitled to receive the lesser of his compensation (1) through the initial five-year term or (2) for 24 months from the date of termination; plus, a restricted stock grant prorated for the period served for the calendar year in which the termination occurs. In addition, the Company will continue Mr. Srinivasan’s medical, disability and life insurance benefits for 24 months from the date of his termination or until he becomes eligible for such benefits with another employer. No other severance or other benefits will be paid by the Company to Mr. Srinivasan upon his termination of employment.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Mattingly, Paumgarten and Rosencrants. None of the members of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Under a shareholders agreement into which the Company entered with David G. Hanna (Chairman and Chief Executive Officer), Frank J. Hanna, III (Director), Richard R. House, Jr. (President and Director), Richard W. Gilbert (Chief Operating Officer and Vice Chairman) and certain trusts that were or are affiliates of the Hannas following our initial public offering, if (i) one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding common stock, each of the other shareholders that is a party to the agreement may elect to sell its shares to the purchaser on the same terms and conditions, and (ii) shareholders that are a party to the agreement owning more than 50% of the common stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

Richard R. House, Jr. and Richard W. Gilbert each indirectly owned 9.5% of Visionary Systems, Inc. (“VSI”), the third-party developer of our database management system, prior to the sale of VSI in 2004 to an unaffiliated third party. During 2006, the Company paid approximately $8.4 million to VSI for software development, account origination and consulting services. Under the terms of the VSI sale agreement, Messrs. House and Gilbert are entitled to receive earn-out payments based on increases in the gross revenues of VSI in 2004, 2005 and 2006 over the prior year. Messrs. House and Gilbert each received an earn-out payment of $79,000 during 2006. Assuming VSI’s gross revenues grow at the maximum rate contemplated by the merger agreement, Messrs. House and Gilbert would each be entitled to a maximum annual payment of approximately $400,000 in 2007. CompuCredit is one of VSI’s most significant customers.

Since 2001, the Company has been subleasing 7,316 square feet of excess office space to Frank J. Hanna, Jr., who is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III. The current sublease rate of $24.19 per square foot is the same as the rate that CompuCredit pays on the prime lease. Total rent for 2006 for the sublease was approximately $0.2 million.

The Company has been a long-term contributor to the Solidarity School, a philanthropically-funded grade school program serving the children of Hispanic immigrant families. A substantial portion of the Company’s contributions to the Solidarity School have been funded by proceeds from the Company’s Aspire a Mas credit card, one of the Company’s credit card offerings marketed primarily to the Hispanic community previously with the promise that at least 1% of cardholder purchases will be reinvested in the Hispanic community through contributions to qualifying charitable organizations (which includes the Solidarity School). The 2006 contribution was approximately $0.8 million, which was higher than prior donations due to the Company’s pledge to assist the school in the expansion of its educational facilities. David G. Hanna (our Chief Executive Officer and Chairman of the Board of Directors) and Frank J. Hanna, III (a member of our Board of Directors) are both members of the board of directors of the Solidarity School and, consistent with prior philanthropic activities, Frank J. Hanna, III also has personally guaranteed the mortgage on the school’s facility. The Company historically has made charitable contributions to a variety of worthy causes and we expect to continue to support the Solidarity School and other organizations that are aimed at helping others through social, educational and spiritual means. For more information on the Company’s charitable activities, please see our annual report on Form 10-K for the year ended December 31, 2006.

Certain of the Company’s subsidiaries had agreements with third-party financial institutions pursuant to which the applicable subsidiaries serviced loans on behalf of the financial institutions in exchange for servicing fees; these servicing activities ceased in May 2006 as a result of the FDIC’s decision effectively asking FDIC-insured financial institutions to cease loan origination activities through these types of servicing arrangements. As a result of this guidance, the originating bank for which the Company previously serviced loans in four states exited that business and liquidated its existing loans through a loan participation relationship with Maverick Management Company LLC (“Maverick”). To facilitate that transaction and the Company’s orderly exit from these servicing operations, the Company agreed to indemnify Maverick for up to $2.8 million in losses that it may incur as a result of its being a successor to the bank’s interest in the loans and their liquidation. Richard W. Gilbert, a member of the Company’s Board of Directors and the Company’s Chief Operating Officer, has a 20% economic interest in Maverick, and Mr. Gilbert’s son is its manager. As of December 31, 2006 the Company has paid claims submitted by Maverick of $1.6 million against this accrued indemnification liability. At December 31, 2006 the remaining accrued liability was $215,000, which the Company believes to be appropriate to cover additional indemnification claims expected in the future.

On December 4, 2006, the Company established a contractual relationship with Urban Trust Bank, a federally chartered savings bank (“Urban Trust”), pursuant to which the Company purchases credit card receivables underlying specified Urban Trust credit card accounts. Under this arrangement, in general Urban Trust receives 5% of all payments received from cardholders and is obligated to pay 5% of all net costs incurred by the Company in connection with managing the program, including the costs of purchasing, marketing, servicing and collecting the receivables. Frank J. Hanna, Jr., who is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III, owns a substantial minority interest in Urban Trust and serves on its Board of Directors. In December 2006, Urban Trust deposited $750,000 with CompuCredit to cover its share of future expenses of the program. Also in December 2006, CompuCredit deposited $300,000 with Urban Trust to cover purchases by Urban Trust cardholders.

On September 1, 2006, the Company entered into a Managed Account Agreement with United Capital Asset Management LLC (“UCAM”), pursuant to which UCAM provides the Company investment advice and otherwise manages certain funds. The Managed Account Agreement has a three-year term, but generally is terminable on 30 days notice. Under the Managed Account Agreement, UCAM receives (i) a quarterly management fee equal to 0.5% of the net asset value of the managed funds and (ii) a quarterly performance fee equal to 20% of the amount by which the managed funds’ net asset value exceeds the highest value at the end of any previous quarter, which is commonly referred to as a “high water mark.”

Prior to September 2006, the Company purchased and sold investments directly from/to United Capital Markets, Inc. (“UCM”), an affiliate of UCAM. The Company earned interest on certain of the securities while it held them, and the Company paid interest to UCM’s clearing firm for margin borrowings it obtained from that clearing firm to finance certain purchases. In September 2006, the Company sold substantially all of these investments, transferred the proceeds from the sales of the securities to a wholly owned subsidiary, and then reinvested these proceeds in new securities as directed by UCAM in accordance with the Managed Account Agreement.

CompuCredit paid UCAM and UCM $2.0 million for services provided in 2006.

According to filings with the SEC, United Capital Markets Holdings, Inc. (“UCM Holdings”) owns UCAM and UCM. John Devaney is the sole shareholder of UCM Holdings and is the Chief Executive Officer of UCM Holdings, UCAM and UCM.

Mr. Devaney was not a “related person” (as defined in Item 404 of Regulation S-K) of CompuCredit prior to and at the time we established a contractual relationship with UCAM and UCM. Mr. Devaney later became a “related person” through acquisitions of the Company’s common stock on the open market. Mr. Devaney subsequently sold all of the shares of CompuCredit that he beneficially owned and, as of the Record Date, Mr. Devaney was no longer a “related person” of CompuCredit.

Review, Approval or Ratification of Transactions with Related Persons

The Company does not have a formal written policy regarding the review, approval or ratification of related party transactions. However, all employees, officers and directors of the Company are required to comply with the CompuCredit Corporation Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of the Company, will evaluate the conflict and take the appropriate action, if any, to ensure that the Company’s interests are protected. Any transaction between the Company and another party on terms that are reasonably believed to be at least as favorable as the terms that the Company otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of the Code of Ethics, provided that (i) with respect to the directors and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other employees, the Company’s General Counsel was given prior notice of such transaction. The rules in the Code of Ethics regarding conflicts of interest not only apply to all employees, officers and directors, but also to immediate family members and certain business associates of the Company’s employees, officers and directors.

The transactions with UCAM and UCM described above did not require review or approval because our Code of Ethics does not apply to shareholders who are not employees, officers or directors of the Company. In addition, Mr. Devaney was not a “related person” (as defined in Item 404 of Regulation S-K) of CompuCredit prior to and at the time we established a contractual relationship with UCAM and UCM. The Company had no other transactions during 2006 that were required to be reported under “Related Party Transactions” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our stock as of the Record Date. The information is provided with respect to (1) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of the Company’s directors, (3) each of the Company’s named executive officers and (4) all of the Company’s directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of Common Stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days (including shares subject to restrictions that lapse within 60 days) are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class
Five Percent Shareholders (other than directors and named executive officers):
Thomas K. Brown and Second Curve Capital, LLC(1)	4,925,010	9.2%
J.P. Morgan Corsair II Capital Partners, L.P.(2)	2,938,842	5.5

Directors and Named Executive Officers:
Gregory J. Corona(3)(4)	30,140	*
Richard W. Gilbert(5)(6)	1,780,220	3.3
David G. Hanna(7)(8)	14,172,850	26.4
Frank J. Hanna, III(7)(9)	14,172,851	26.4
Richard R. House, Jr.(3)(4)(10)	1,020,595	1.9
Deal W. Hudson(3)(4)	12,996	*
Mack F. Mattingly(3)(4)(5)	27,988	*
Nicholas B. Paumgarten(3)(4)(11)	2,963,282	5.5
Thomas G. Rosencrants(3)(4)(5)	136,940	*
K.K. Srinivasan(3)(4)	96,620	*
J.Paul Whitehead, III(3)(4)	47,882	*
Directors and executive officers as a group (11 persons)	31,523,522	58.2%

(1)

Based on a Schedule 13G/A jointly filed by Thomas K. Brown (“Brown”) and Second Curve Capital, LLC (“Second Curve”) with the SEC on February 14, 2007. The address of the indicated holders is 405 Lexington Avenue, 52nd Floor, New York, New York 10174. Brown and Second Curve share voting and dispositive power with respect to these shares.

(2)

Based on a Schedule 13G/A filed by J.P. Morgan Corsair II Capital Partners, L.P. with the SEC on February 14, 2007. The address of the indicated holder is c/o Corsair Investments, LLC, 717 5th Avenue, 24th Floor, New York, New York 10022-8125.

(3)	Includes stock options that are currently exercisable or are exercisable within 60 days of the Record Date to purchase shares of Common Stock, as set forth below:

Director or Officer	Shares of Common Stock Underlying Exercisable Options
Gregory J. Corona	25,000
Richard R. House, Jr.	275,000
Deal W. Hudson	10,000
Mack F. Mattingly	10,000
Nicholas B. Paumgarten	20,000
Thomas G. Rosencrants	10,000
K.K. Srinivasan	40,000
J.Paul Whitehead, III	5,000

(4)	Includes shares of restricted stock over which the holder has sole voting but no investment power, as set forth below:

Director or Officer	Shares of Restricted Stock
Gregory J. Corona	2,746
Richard R. House, Jr.	257,445
Deal W. Hudson	2,746
Mack F. Mattingly	2,746
Nicholas B. Paumgarten	2,746
Thomas G. Rosencrants	2,746
K.K. Srinivasan	37,774
J.Paul Whitehead, III	41,882

(5)	Includes shares of Common Stock deemed indirectly beneficially owned, as set forth below:

Director or Officer	Shares of Common Stock Indirectly Held by the Director or Officer		Nature of Indirect Beneficial Ownership
Richard W. Gilbert	400,707	*	By Gilbert & Gilbert, LLLP, a family limited partnership
Mack F. Mattingly	42	**	By Spouse
Thomas G. Rosencrants	100,000	**	By Greystone Capital Partners I, L.P.

*	The indicated individual has disclaimed beneficial ownership of the shares, except to the extent of his pecuniary interest therein.
**	The indicated individual has disclaimed beneficial ownership of the shares.

(6)	Includes (i) 800,000 shares pledged by Mr. Gilbert to secure a line of credit, against which no amounts were outstanding as of the Record Date and (ii) 375,000 shares pledged by Gilbert & Gilbert, LLLP to a securities broker pursuant to a pre-paid forward contract.
(7)	The address of the indicated holders is c/o CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346.
(8)	Includes 7,168,957 shares of Common Stock held by Bravo Trust Two and 737,968 shares of Common Stock held by Rainbow Trust Two Nevada. David G. Hanna serves as the President of Bravo Two Company, Inc., which is the sole trustee of Bravo Trust Two and Rainbow Trust Two Nevada. David G. Hanna and members of David G. Hanna’s immediate family are the beneficiaries of both of these trusts.
(9)	Includes 7,168,957 shares of Common Stock held by Bravo Trust One and 737,968 shares of Common Stock held by Rainbow Trust One Nevada. Frank J. Hanna, III serves as the President of Bravo One Company, Inc., which is the sole trustee of Bravo Trust One and Rainbow Trust One Nevada. Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family are the beneficiaries of both of these trusts.
(10)	Includes (i) 285,431 shares pledged by Mr. House to secure loans, against which $1,724,959 was outstanding as of the Record Date and (ii) 150,000 shares pledged by Mr. House to a securities broker pursuant to a pre-paid forward contract.

(11)	Includes 2,938,842 shares of Common Stock owned by J.P. Morgan Corsair II Capital Partners, L.P. (“Corsair Capital”). Mr. Paumgarten is Chairman and a member of the Investment Committee of Corsair II, L.L.C., which is the general partner of Corsair II, L.P., which is the general partner of Corsair Capital. Mr. Paumgarten disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2006 fiscal year our insiders complied with all applicable filing requirements, except that each of Messrs. House and Srinivasan made a single late filing, reporting a single transaction. All of the Form 4s were subsequently filed.

SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

The 2008 Annual Meeting of Shareholders is anticipated to be held in May 2008. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a shareholder intends to be presented at the 2008 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2008 Annual Meeting, must be received by the Secretary of the Company at our principal executive offices prior to December 8, 2007. However, if the 2008 Annual Meeting is held on a date more than 30 days before or after May 9, 2008, shareholder proposals for the 2008 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in CompuCredit’s Second Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting. Written notice must be received by the Secretary of CompuCredit no earlier than December 11, 2007 and no later than January 10, 2008. Any proposal brought directly before the 2007 Annual Meeting via a shareholder’s written notice will not be included in next year’s proxy statement or form of proxy to be distributed by the Company in connection with the 2008 Annual Meeting. In the event that our 2008 Annual Meeting is called for a date that is not within 60 days before or after May 9, 2008 (the anniversary date of the 2007 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

The Company reserves the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of the Company at the address listed above.

COMPUCREDIT CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2007

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2007 Annual Meeting of Shareholders of CompuCredit Corporation (“CompuCredit”) to be held on May 9, 2007 (the “Annual Meeting”) and appoints each of David G. Hanna, Richard R. House, Jr. and Rohit H. Kirpalani as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of CompuCredit. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

1. To elect nine directors for terms expiring at the 2008 Annual Meeting of Shareholders.

☐        FOR ALL NOMINEES

☐        WITHHOLD AUTHORITY

            FOR ALL NOMINEES

☐        FOR ALL EXCEPT

            (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

NOMINEES: m Gregory J. Corona m Richard W. Gilbert m David G. Hanna m Frank J. Hanna, III m Richard R. House, Jr. m Deal W. Hudson m Mack F. Mattingly m Nicholas G. Paumgarten m Thomas G. Rosencrants

2. To approve material terms of the performance criteria for executive incentive compensation under the 2004 Restricted Stock Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXYCARD TO THE

COMPANY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder                                                           Date:

Signature of Shareholder                                                           Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.